Exhibit 4.28

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of January 16, 2015 among inVentiv Advance Insights, LLC, a New Jersey limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of inVentiv Health, Inc., a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, inVentiv Health, Inc. and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 12, 2014, providing for the issuance of an unlimited aggregate principal amount of 10%/12% Junior Lien PIK Notes Due 2018;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally and irrevocably guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)	Agreement to be Bound. The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Guarantor having all of the rights and subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3)	Guarantee. Pursuant to Article 10 of the Indenture, the Guaranteeing Subsidiary hereby agrees to irrevocably and unconditionally guarantee, jointly and severally with all the existing Guarantors, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the Obligations of the Issuer thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders, the Collateral Agent or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(4)

No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)	Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)	Counterparts. The parties may sign any number of copies of this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf ‘ or “tif ‘). Each signed copy shall be deemed an original, but all of them together represent the same agreement.

(7)	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)	The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9)	Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(10)	Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(11)	Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(12)	Notices. All notices or other communications to the Guaranteeing Subisdiary shall be given as provided in Section 14.01 of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

INVENTIV ADVANCE INSIGHTS, LLC

By:	/s/ Jesse Moore
	Name:	Jesse Moore
	Title:	Vice President

[Signature Page to the Supplemental Indenture for the Junior Lien PIK Notes]

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

[Signature Page to the Supplemental Indenture for the Junior Lien PIK Notes]